Exhibit 99.1

Valerie Jarrett to Join 2U Board of Directors

Former senior advisor to President Obama becomes 2U’s 11th board member

LANHAM, Md. — December 7, 2017 — 2U, Inc. (NASDAQ: TWOU), a global leader in education technology, today announced that Valerie Jarrett will join its Board of Directors. Jarrett is a respected and acclaimed civic leader, business executive and attorney who most recently held the role of the longest-serving senior advisor to President Barack Obama where she oversaw the Office of Public Engagement and Intergovernmental Affairs and chaired the White House Council on Women and Girls.

Prior to joining the Obama Administration, Jarrett was CEO of The Habitat Company, a real estate development and management company headquartered in Chicago. She has also served on numerous corporate and civic boards, including Chairman of the Chicago Stock Exchange, Chairman of the University of Chicago Medical Center Board of Trustees, Chairman of the University of Chicago, and director of the Federal Reserve Bank of Chicago.

“No matter where you live, having access to an education is the key to upward mobility. I have been inspired by 2U’s dedication to ensuring that higher education is more convenient and accessible to working adults and non-traditional students, and its commitment to making lifelong learning possible for all. We share the belief that a company should not only be focused on the bottom line — it should focus on lifting people up,” Jarrett said. “Chip is an inspirational leader who has made remarkable efforts to create a digital education system of the highest quality, and I am honored to be joining 2U’s board.”

“I have followed Valerie’s career for a long time. Her broad experience in public policy is an incredible value add to our board,” 2U Co-Founder and CEO Christopher “Chip” Paucek said. “To have someone of her stature and experience is a great win for our university partners and the students they serve. Personally, as I’ve engaged with her, she’s blown me away. We are blessed to have Valerie join us on the journey and delighted to welcome her to 2U.”

Jarrett’s appointment comes as 2U continues its steadfast commitment to expand accessibility to educational opportunities for working professionals through degree programs and short courses. The company’s mission has resonated with strong institutional brands and their students, exemplified by its 35 percent revenue growth to date through the third quarter of 2017. Together with its 23 top-tier university partners, 2U is revolutionizing digital education at scale.

Jarrett fills the 11th board seat making her the third woman and fourth person of color to join 2U’s board. In addition to sitting on 2U’s board, Jarrett sits on the boards of Ariel Investments and Lyft. She also serves as senior advisor to the Obama Foundation and senior advisor to ATTN:.

About 2U, Inc. (NASDAQ: TWOU)

2U partners with great colleges and universities to build what we believe is the world’s best digital education. Our platform provides a comprehensive fusion of technology, services and data architecture to transform high-quality and rigorous campus-based universities into the best digital versions of themselves. 2U’s No Back Row® approach allows qualified students and working professionals around the world to experience a first-rate university education and successful outcomes. To learn more, visit 2U.com.

Media Contact: Molly Greenberg, 2U, Inc., mgreenberg@2U.com